Exhibit 10.46

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of the 20th day of December, 2006, between Immtech Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mr. Eric L. Sorkin, an individual residing in Montclair, New Jersey (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as President and Chief Executive Officer of the Company upon the terms and conditions set forth herein; and

WHEREAS, Executive is willing to continue such employment upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1.           Duties. The Company agrees that Executive shall be employed by the Company during the Term (as defined below) as President and Chief Executive Officer of the Company. Executive shall perform such duties and shall have such responsibilities consistent with the Bylaws of the Company, the Company’s polices for senior executive officers and customary for the duties and position of his office, in each instance subject to the direction of the Board of Directors. Executive agrees to be so employed and shall devote his best efforts to advance the interests of the Company.

Section 2.           Term. Subject to Sections 4, 5 and 6 hereof, the term of the Executive’s employment hereunder (the “Term”) shall be for a period commencing on January 30, 2006 (the “Effective Date”) to March 31, 2007, and thereafter shall automatically renew for successive one year periods unless notice of non-renewal is given by either party not less than 30 days prior to each successive anniversary date of this Agreement while Executive is employed.

Section 3.	Compensation.

(a)           Base Salary. During the Term, beginning on April 1, 2007, Executive shall be paid at a per annum rate of $375,000 (“Base Salary”). The Base Salary shall be payable by the Company to Executive in accordance with the Company’s regular payroll practices for senior management.

(b)           Stock Options. In lieu of a cash salary for Executive’s services as President and Chief Executive Officer from the Effective Date through March 31, 2007, Executive shall receive a stock option (the “Option”) to purchase up to an aggregate of 325,000 shares of the Company’s common stock, to be granted under the Company’s 2000 Stock

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Incentive Plan or any successor thereto (collectively, the “Incentive Plan”). The Option shall be evidenced by a stock option agreement and shall contain the following terms: (i) the exercise price shall equal the fair market value of the underlying shares of the Company’s common stock on the grant date, (ii) the term shall be ten years, (iii) the Option shall be subject to settlement on a net share basis (to enable Executive to make a cashless exercise and payment of minimum statutory tax liabilities), (iv) the Option shall be an incentive stock option to the extent possible, and (v) the Option shall remain exercisable for the full term, whether or not Executive remains employed with the Company. In addition, the Option shall vest as follows:

(i)	175,000 shares on the date of grant;
(ii)	75,000 shares on January 1, 2007; and
(iii)	75,000 shares on March 31, 2007.

(c)           Bonuses. (i) Executive shall be eligible to receive an annual performance bonus in cash of up to 60% of the Base Salary for each year of employment hereunder, beginning with the fiscal year ending March 31, 2008. Any such bonus shall be determined in the sole discretion of the Compensation Committee (the “Committee”) of the Company’s Board of Directors or.the Committee and the other independent directors of the Company (as directed by the Board of Directors) based on certain milestones determined in the sole discretion of the Committee or the Committee and the other independent directors of the Company (as directed by the Board of Directors).

(ii)    The Executive shall be eligible for a stock option bonus (the “Performance Option”) of up to 150,000 shares, to be granted under the Incentive Plan on terms and conditions set forth in Exhibit A attached hereto, for each fiscal year, based on certain milestones determined in the sole discretion of the Committee or the Committee and the other independent directors of the Company (as directed by the Board of Directors).

(iii)   Any bonus due Executive under this Section 3(c) shall be payable by the Company to Executive within 120 days after end of the Company’s applicable fiscal year.

(d)           Vacation, Sick Leave and Holidays. During the Term, Executive shall be entitled to 20 days paid vacation on an annual basis, and shall be entitled to sick leave and holidays at full pay (beginning on April 1, 2007) in accordance with the Company’s policies established and in effect from time to time.

(e)           Welfare Benefits. During the Term, Executive shall be entitled to participate in all insurance, retirement, employee benefits, pension and profit-sharing plans and other fringe benefit programs established by the Company, including health insurance (collectively, “Welfare Benefits”).

(f)            Reimbursement of Expenses. During the Term, Executive shall be reimbursed for all items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of the Company. Executive shall, as a condition of such

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reimbursement, provide sufficient documentation in such detail as will allow Company to deduct such expenses. Reimbursement of expenses not claimed within sixty (60) days after incurred shall be deemed waived, and all reimbursement payments for a particular calendar year shall be paid within two and one half months after the end thereof.

(g)           Severance. Upon termination of Executive’s employment hereunder by the Company without Cause (as defined below), including non-renewal of the Agreement by the Company, or by Executive for Good Reason (as defined below (other than pursuant to Section 4 or 5 below), the Company will pay or provide to the Executive (the following, collectively, “Severance”): (1) salary, at the greater of (i) $375,000 and (ii) Executive’s Base Salary rate in effect on the date of termination, equal to six months, payable in accordance with normal payroll practices applicable to the Company’s senior executives, (2) Welfare Benefits and insurance in which Executive was a participant or which covered Executive on the date of termination (less any amounts Executive is paying immediately prior to such termination to participate in such Welfare Benefits or insurance) for the twelve month period following any such termination (or, at the Company’s option, the Company may provide to Executive after-tax payments to purchase equivalent benefits), (3) a cash bonus, on the date on which such bonus would otherwise be due under Section 3(c) hereof, equivalent to the cash bonus amount to which Executive would have been entitled had he continued working until the end of the then current Term and (4) immediate vesting of all outstanding options then held by Executive, and the right to exercise such options for the remainder of their respective terms. The Severance shall be the sole payment and shall satisfy all obligations of the Company and its affiliates to Executive in the event of any such termination of Executive’s employment and shall be contingent on Executive’s execution of the Company’s standard release and waiver agreement. To the extent the value of the Severance paid to Executive under clauses (1) through (4) of this Agreement is equal to or less than Executive’s annualized Base Salary as of the date of his termination, the Severance is being paid to Executive in consideration for Executive’s non-competition covenant set forth in Section 13 hereof.

(h)           Insurance. During the Term, subject to insurability of Executive, the Company shall provide Executive with disability insurance in an amount not less than $375,000 or Executive’s Base Salary then in effect that would have been payable pursuant to the terms of this Agreement.

Section 4.	Death or Total Disability of Executive.

(a)           Death. In the event of the death of Executive during the Term, this Agreement shall terminate effective as of the date of the Executive’s death and the Company shall have no further obligations or liability hereunder, except the Company shall pay or provide to the Executive’s estate (i) twelve months of the Executive’s then current Base Salary or $375,000 if not then receiving a Base Salary (payable in accordance with the Company’s normal payroll practices for senior management) and a pro rata share of the cash bonus under Section 3(c) for the period up to the date of termination, (ii) all amounts due pursuant to the Welfare Benefits and insurance in which Executive was a participant or covered and (iii) immediate vesting of all options then held by Executive and the right to exercise the options through the remainder of their respective terms.

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(b)           Total Disability. In the event of the Total Disability (as hereinafter defined) of Executive for a period of 120 consecutive days during the Term, the Company shall have the right to terminate Executive’s employment hereunder by giving Executive ten (10) days’ written notice thereof, and upon expiration of such ten (10) day period, the Company shall have no further obligations or liability under this Agreement, except the Company shall pay or provide to Executive (i)  twelve months of Executive’s then current Base Salary or $375,000 if not then receiving a Base Salary (payable, to the extent available, from the proceeds of the disability insurance described in Section 3(h) hereof, and when salary payments are made to other Company senior executives during the applicable term following Executive’s Total Disability) and a pro rata share of the cash bonus under Section 3(c) for the period up to Executive’s date of Total Disability, (ii) Welfare Benefits and/or insurance in which Executive is a participant or which covered Executive on the date of Total Disability (without deduction for any amounts Executive was paying immediately prior to such determination to participate in said Welfare Benefits or insurance) for the twelve month period following the date of determination of Total Disability (or, at the Company’s option, the Company may provide to Executive after-tax payments to purchase equivalent benefits) and (iii) immediate vesting of all options then held by Executive and the right to exercise such options for the remainder of their respective terms.

The term “Total Disability”, when used herein, shall mean a mental or physical condition which, based upon competent medical evidence, renders the Executive unable or incompetent to carry out substantially all of the material job responsibilities he held or tasks to which he was assigned, to be determined in the sole discretion of the Company’s Board of Directors.

Section 5.          Discharge for Cause. The Company may terminate Executive’s employment hereunder for the following reasons (each of which shall constitute “Cause”); (a) habitual intoxication; (b) drug addiction; (c) conviction of Executive of a felony (d) a unanimous vote of non-confidence by the Board of Directors (excluding executive), or (e) a material breach by Executive of any term or provision of this Agreement or any Company policies applicable to Executive, which Executive fails to cure within 30 days after receipt of written notice from the Company advising Executive, in reasonable detail, of the breach. In the event that the Company shall discharge the Executive pursuant to this Section 5, the Company shall have no further obligations or liability under this Agreement, except the Company shall pay to Executive the portion, if any, of Executive’s Base Salary earned through the date employment terminates.

Section 6.           Discharge Without Cause; Good Reason. The Company may terminate Executive’s employment hereunder, for any or no reason, at any time upon at least thirty (30) days’ prior written notice to Executive. Executive may resign upon thirty days’ notice for “Good Reason” which shall be deemed a termination without Cause if not cured within said 30 day notice period. In the event of a discharge by the Company without Cause or resignation by Executive for Good Reason (provided that Executive’s resignation occurs within six months of the event constituting Good Reason, Executive shall be entitled to receive the applicable Severance provided for in Section 3 hereof. In the event of a Change in Control Event, whether or not Executive terminates his employment hereunder, all outstanding stock options then held by Executive shall be immediately and fully vested. “Good Reason” means (i) breach by the Company of any of the material terms and conditions of this Agreement or any Company

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policies applicable to Executive, (ii) relocating Executive, without his prior consent, outside of the Chicago, IL or New York, NY metropolitan areas, (iii) assignment of duties that are significantly different, whether diminution or promotion, without Executive’s consent, (iv) any reduction of Base Pay, Welfare Benefits or Bonus unless applied uniformly to all Company executives, or (v) a Change in Control Event. A “Change in Control Event” shall mean any of the following: (i) any person or entity (except for a current stockholder) or “group” (as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction; (iii) the sale or disposition of all or substantially all of the Company's assets; or (iv) the stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Section 7.         Supersedes Other Agreements; Entire Agreement. This Agreement supersedes and is in lieu of any and all other employment arrangements between Executive and the Company. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior contracts or agreements with respect to the subject matter herein, whether oral or written.

Section 8.           Amendments. Any Amendment to this Agreement, excluding any extension or renewal of the Term, shall be made in writing and signed by the parties hereto.

Section 9.           Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

Section 10.         Governing Law. The validity and effect of this Agreement shall be governed exclusively by the laws of the State of New York, excluding the “conflicts of laws” rules of that state.

Section 11.        Assignment. This Agreement and the obligations created hereunder may not be assigned by the Company without the prior written consent of Executive. This Agreement and the obligations created hereunder may not be assigned by the Executive.

Section 12.        Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when personally delivered or mailed, by certified or registered mail, return receipt requested, addressed to the intended recipient as follows:

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If to Executive:

Eric L. Sorkin

c/o Immtech Pharmaceuticals, Inc.

150 Fairway Drive, Suite 150

Vernon Hills, Illinois 60061

If to the Company:

Immtech Pharmaceuticals, Inc.

150 Fairway Drive, Suite 150

Vernon Hills, Illinois 60061

Attention: Secretary

Any party may from time to time change its address for the purposes of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

Section 13.        Covenant Not to Compete. Executive agrees that he will not, either directly or indirectly, at any time during his employment with the Company, compete or interfere, or setup to compete or interfere, or aid others to so compete or interfere or set up to compete or interfere with the Company in the conduct or transaction of any business or enterprise in which the Company (i) is presently engaged, or (ii) is planning to become engaged and has made significant monetary investment in order to be engaged, or (iii) is engaged at any time during Executive’s employment by the Company.

Executive further agrees that, upon any termination of his employment with the Company, he will not, for a period of twelve (12) months from the date of termination (the “Restriction Period”), within any geographic markets where the Company is then active, directly or indirectly compete with the Company by engaging in a competitive business, as an owner, partner, officer, director, associate, employee, consultant, salesperson or stockholder or aid others, directly or indirectly, in competing with the Company. For the purposes of this Agreement, competition and/or engaging in a competitive business shall include, but shall not be limited to, any disclosure of confidential, proprietary, promotional or marketing information, trade secrets, names of the Company’s employees or research consultants, names of suppliers, names of customers or any other information acquired prior to termination of employment which is not already in the public domain.

Executive expressly agrees that, upon a breach or violation of the provisions of this section, the Company shall be entitled, in addition to all other remedies available to it, to appropriate injunctive relief, without bond, in any court of competent jurisdiction.

Section 14.      Confidentiality and Non-Disclosure. Executive covenants and agrees:

(a)           Not to use, publish or otherwise disclose, except in the course of his duties as Executive of the Company, any confidential, proprietary, patentable or copyrightable

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information or materials generated by or disclosed to him in the course of his duties as an employee of the Company, except for data which:

(i)     Is or through no fault of the Executive comes into the public domain;

(ii)    After the time of disclosure to Executive, is published or becomes a part of the public domain through no fault of Executive; or

(iii)   Was in the possession of Executive prior to the time of disclosure by the Company, which can be demonstrated by Executive’s written records or other competent evidence.

(b)           Not to disclose or utilize, other than in connection with the performance of his duties as an employee of the Company, any information that Executive is under a duty not to disclose.

(c)           Upon termination of his employment with the Company, to promptly return to the Company all written and other information, data and materials which are secret or confidential in nature of which relate to patentable, copyrightable or proprietary information relating to the business of the Company.

Section 15.         Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or its or his duly authorized agent. A waiver by any party hereto of a breach of default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of any prior or subsequent compliance herewith, and such provision shall remain in full force and effect.

Section 16.        Taxes and Code Section 409A Over-ride. Executive is solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Code) that may result from any payments or benefits that he receives pursuant to this Agreement. The Company shall not have any obligation to pay, mitigate, or protect Executive from any such tax liabilities. Nevertheless, if the Company reasonably determines that Executive’s receipt of payments or benefits pursuant to Section 5 above would cause him to incur liability for additional tax under Section 409A of the Code, then the Company may in its discretion suspend such payments or benefits until the end of the six-month period following termination of Executive’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to me, in cash, in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, Executive will receive any remaining payments and benefits due pursuant to Section 5 in accordance with the terms of that Section (as if there had not been any suspension beforehand).

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IN WITNESS WHEREOF, this Employment Agreement has been executed by the Company, by a duly authorized member of the Board of Directors, and by the Executive on the date first above written.

IMMTECH PHARMACEUTICALS, INC.

By:	/s/ Gary Parks

Chief Financial Officer

/s/  Eric L. Sorkin

Eric L. Sorkin

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EXHIBIT A

STOCK OPTION BONUS

The option shall: (1) vest in 24 equal monthly installments from the date of grant, (2) have a term equal to ten years from the date of grant, (3) have an exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant and (4) be, to the extent permitted by the Incentive Plan, “Incentive Stock Options” and the remainder, “Nonqualified Stock Options”, as each such term is defined in the Plan.

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